File No. 333-_____
As filed with the Securities and Exchange Commission on March 24, 2023
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________
SMILEDIRECTCLUB, INC.
(Exact name of registrant as specified in its charter)

Delaware	83-4505317
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
414 Union Street Nashville, Tennessee 37219
(Address of Principal Executive Offices, including Zip Code)

SmileDirectClub, Inc. 2019 Omnibus Incentive Plan
(Full title of the plan)

Susan Greenspon Rammelt
Chief Legal Officer, EVP Business Affairs and Secretary
SmileDirectClub, Inc.
414 Union Street
Nashville, TN 37219
 (Name and address of agent for service)
800-848-7566
 (Telephone number, including area code, of agent for service)
with a copy to: Jason M. Hille Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400
_______________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer	Smaller reporting company	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
_______________________

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8
This Registration Statement on Form S-8 (this “Registration Statement”) registers additional shares of Class A Common Stock, par value $0.0001 per share, of SmileDirectClub, Inc. (the “Registrant”) available for grant and issuance by Registrant under its 2019 Omnibus Incentive Plan (the “Omnibus Plan”).
The number of shares reserved for issuance under the Omnibus Plan is subject to an automatic increase on the first day of each fiscal year, commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to 5% of the total number of shares of Class A Common Stock outstanding on the last day of the calendar month prior to the date of such automatic increase (the “Omnibus Plan Evergreen Provision”). Notwithstanding the foregoing, the Registrant’s Board of Directors may act prior to the first day of a given fiscal year to provide that there will be no increase in the number of shares of Class A Common Stock available for issuance under the Omnibus Plan for such fiscal year or that the increase in the number of shares available for issuance under the Omnibus Plan for such year will be a lesser number of shares than would otherwise occur pursuant to the preceding sentence. In addition to the Omnibus Plan Evergreen Provision, shares of Class A Common Stock that are offered pursuant to awards granted under the Omnibus Plan may become available again for additional grants of awards if certain events occur, such as the forfeiture of the original award due to a failure to vest (the “Omnibus Plan Share Recycling Provision”).
This Registration Statement registers an additional 35,000,000 shares of Class A Common Stock that have become or will become available for grant and issuance under the Omnibus Plan pursuant to the Omnibus Plan Evergreen Provision or the Omnibus Plan Share Recycling Provision. The contents of the Registration Statements on Form S-8 relating to the Omnibus Plan previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on September 16, 2019 (File No. 333-233773) and June 1, 2022 (File No. 333-265334) are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8Exhibits
Exhibit Index

Exhibit No.	Exhibit Description
4.1
Amended and Restated Certificate of Incorporation of SmileDirectClub, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on September 17, 2019 (File No. 001-39037)).

4.2	Amended and Restated By-laws of SmileDirectClub, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant on September 17, 2019 (File No. 001-39037)).
4.3
SmileDirectClub, Inc. 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 filed by the Registrant on September 16, 2019 (File No. 333-233773)).

5	Opinion of Foley & Lardner LLP.
23.1	Consent of Foley & Lardner LLP (included in Exhibit 5).
23.2	Consent of Ernst & Young LLP.
24	Power of Attorney (included on the signature page of this Form S-8).
107	Filing Fee Table.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 24th day of March, 2023.

SMILEDIRECTCLUB, INC.

By:	/s/ David B. Katzman
David B. Katzman
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David B. Katzman and Susan Greenspon Rammelt, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ David B. Katzman	Chief Executive Officer and Director (Principal Executive Officer)	March 24, 2023
David B. Katzman
/s/ Troy Crawford		March 24, 2023
Chief Financial Officer
Troy Crawford	(Principal Financial and Accounting Officer)
/s/ Steven Katzman		March 24, 2023
Chief Operating Officer and Director
Steven Katzman
/s/ Jordan Katzman
	Director	March 24, 2023
Jordan Katzman

/s/ Alexander Fenkell	Director	March 24, 2023
Alexander Fenkell

/s/ Susan Greenspon Rammelt	Chief Legal Officer, Secretary, and Director	March 24, 2023
Susan Greenspon Rammelt

/s/ Alex Dimitrief	Director	March 24, 2023
Alex Dimitrief

/s/ Edward W. Ward, III	Director	March 24, 2023
Edward W. Ward, III

/s/ Richard F. Wallman	Director	March 24, 2023
Richard F. Wallman

/s/ Linda Marie Williams	Director	March 24, 2023
Linda Marie Williams
S-1